UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2006

BANKUNITED FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-13921	65-0377773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Alhambra Circle	33134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 569-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement Directors; Appointment of Principal Officers.

On May 3, 2006, the Board of Directors (the “Board”) of BankUnited Financial Corporation, approved a $7,500 increase in the annual cash retainer paid to members of the Board. Effective May 3, 2006, each director who serves on the registrant’s Board and BankUnited, FSB’s Board will receive a total annual cash retainer of $32,500. Except for the CEO and COO, each director will also receive an annual dollar value of $23,000 in restricted stock. Payment of the retainer is subject to the Board’s absentee policy and the remainder of the compensation paid to directors for Board and Committee participation remains unchanged.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 3, 2006, Bradley S. Weiss was appointed to the Board of BankUnited Financial Corporation. Mr. Weiss was appointed to serve as a Class III director until the next annual meeting of stockholders. Pursuant to the registrant’s bylaws, Mr. Weiss will stand for re-election at the registrant’s next annual meeting of stockholders. The Board has determined that Mr. Weiss is independent under applicable laws and regulations and will serve on the registrant’s Audit Committee and Corporate Governance and Nominating Committee. Mr. Weiss was also appointed to the Board of BankUnited, FSB.

Item 9.01 Financial Statements and Exhibits.

(c)	Press Release of BankUnited Financial Corporation dated May 4, 2006 announcing the appointment of Bradley S. Weiss to the registrant’s Board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION

Date: May 9, 2006

	By:	/s/ Humberto L. Lopez
	Name:	Humberto L. Lopez
	Title:	Senior Executive Vice President and Chief Financial Officer

Exhibit Index

99.1	Press Release of BankUnited Financial Corporation dated May 4, 2006.